Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
Minerva Neurosciences, Inc.
(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES ANNOUNCES EUROPEAN COMMISSION APPROVAL OF

AMENDMENT OF MIN-202 AGREEMENT WITH JANSSEN

Proceeds from amended agreement, combined with finances raised from recent public stock offering and current financial resources, significantly extend Minerva cash runway

Combined proceeds are expected to support anticipated data readouts from five planned clinical trials with three product candidates

Waltham, MA, August 25, 2017 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced that the European Commission has approved an amendment to its co-development and license agreement with Janssen Pharmaceutica NV (Janssen) related to MIN-202 (JNJ 42827922), a selective orexin-2 receptor antagonist, and the related repurchase of all Minerva shares owned by Johnson & Johnson Innovation – JJDC, Inc. (an affiliate of Janssen).

The effectiveness of this agreement, entered into in June 2017, was contingent upon approval of its terms by the European Commission and upon the closing of the acquisition of Actelion Ltd. by affiliates of Janssen. Each of these conditions has now been met, and the amendment is expected to take effect on August 29, 2017.

Under the amended agreement, Minerva gains global strategic control of the development of MIN-202 to treat insomnia, and Janssen foregoes its right to royalties on MIN-202 insomnia sales in Minerva territories. Minerva retains its rights to MIN-202 as adjunctive therapy for major depressive disorder (MDD), which include an exclusive license in the European Union, Switzerland, Liechtenstein, Iceland and Norway, with royalties payable by Minerva to Janssen, and royalties on sales payable by Janssen to Minerva elsewhere worldwide.

Payments to Minerva by Janssen under this new agreement include an upfront payment of $30 million, $20 million at the start of a Phase 3 insomnia trial for MIN-202 and $20 million when 50% of the patients are enrolled in this trial. Janssen has waived the remaining payments due from Minerva for Phase 2 development of MIN-202, which total approximately $13 million. Minerva has assumed all financial responsibility for Phase 3 development costs for MIN-202 in insomnia. All Minerva stock previously owned by Johnson & Johnson Innovation – JJDC, Inc., totaling approximately 3.9 million shares and representing approximately 9% of total Minerva shares outstanding, will be repurchased by Minerva at par value of $.0001 per share or approximately $389 in total.

As previously announced, Minerva’s cash, cash equivalents and marketable securities as of June 30, 2017 were approximately $77.6 million. The Company completed a public offering on July 5, 2017 that resulted in net proceeds of approximately $41.5 million. Combined with the $30 million upfront payment and the waiving of $13 million in payments for Phase 2 development of MIN-202 under the amended agreement with Janssen, these total proceeds and savings are expected to support anticipated data readouts from five clinical trials projected to take place by the end of 2019. These include the Company’s planned pivotal Phase 3 trial with MIN-101 in schizophrenia, three Phase 2b trials with MIN-202 in insomnia and MDD and a Phase 2b trial with MIN-117 in MDD. Additional clinical activity planned during that period includes a Phase 1 trial with MIN-301, which is in pre-clinical development.

About MIN-202 (JNJ 42827922)

MIN-202 is a selective orexin 2 receptor antagonist under development for the treatment of insomnia and as adjunctive therapy for MDD. In the brain, the orexin system is involved in the control of several key functions, including metabolism and wakefulness. MIN-202 seeks to inhibit the activity of the neurons that promote wakefulness by selectively blocking the orexin 2 receptor. Rather than making an individual sleepier, blocking the orexin 2 receptor reduces the level of the neurotransmitters that signal the brain to maintain vigilance and wakefulness.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products to treat CNS diseases. Minerva’s proprietary compounds include: MIN-101, in clinical development for schizophrenia; MIN-117, in clinical development for major depressive disorder (MDD); MIN-202 (JNJ-42847922), in clinical development for insomnia and MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to: the timing and results of future clinical milestones with MIN-101, MIN-202, MIN-117 and MIN-301; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies; our agreements with Janssen related to MIN-202; our ability to successfully develop and commercialize MIN-101, MIN-202, MIN-117 and MIN-301; the sufficiency of our current cash position to fund our operations; and management’s ability to successfully achieve its goals. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation: whether MIN-101, MIN-202, MIN-117 and MIN-301 will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether the results of future clinical trials of MIN-101, MIN-202, MIN-117 and MIN-301, if any, will be consistent with the results of past clinical trials; whether MIN-101, MIN-202, MIN-117 and MIN-301 will be successfully marketed if approved; whether any of our therapeutic product discovery and development efforts will be successful; our ability to achieve the results contemplated by our co-development agreements; management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the

Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission on August 3, 2017. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.